Exhibit 99.1

RESULTS OF OPERATIONS
NINE AND THREE MONTHS ENDED
JULY 31, 2004 AND 2003

HACKENSACK, NJ, September 14, 2004 - First Real Estate Investment Trust ("FREIT") announced its operating results for the nine and three months ended July 31, 2004. All per share amounts discussed represent diluted earnings per share. The results of operations for the nine and three months ended July 31, 2004 are not necessarily indicative of the results to be expected for the full year.

Income from continuing operations increased 7.4% to $3,745,000 ($.56 ps) during the nine months ended July 31, 2004 ("Current Nine Months") compared to $3,486,000 ($.53 ps) for the nine months ended July 31, 2003 ("Prior Year's Nine Months"). The Current Nine Months revenue and net income include a one-time item of $308,000 representing a gain from a lease termination payment made by a former tenant of FREIT.

Income from continuing operations for the three months ended July 31, 2004 ("Current Quarter") and the three months ended July 31, 2003 (`Prior Year's Quarter") remained flat at $1,216,000.

In June 2004 FREIT's 75% owned subsidiary S And A Commercial Associates LP ("S And A") sold the Olney Town Center ("OTC"). This sale resulted in a gain for financial statement purposes of approximately $12.8 million. This gain plus the operations of OTC, less the 25% interest in these items attributable to the minority interest added approximately $10 million and $9.7 million to net income for the Current Nine Months and Current Quarter respectively. These items have been classified as income from Discontinued Operations.

The changes in the components of net income are summarized below:


                                                    Nine Months Ended                         Three Months Ended
                                                 -----------------------                    ----------------------
                                                         July 31,                                  July 31,
                                                 -----------------------      Increase      ----------------------      Increase
                                                    2004          2003       (Decrease)       2004           2003      (Decrease)
                                                    ----          ----        --------        ----           ----       --------

Net Income Components
---------------------
 Real estate operations
  Retail                                          $  7,098      $  6,056      $  1,042      $  2,427      $  2,080      $    347
  Residential                                        4,114         3,720           394         1,658         1,296           362
 Net investment income                                 127           151           (24)           38            50           (12)
 Financing costs                                    (6,742)       (5,828)         (914)       (2,610)       (2,276)         (334)
 General & administrative costs                       (540)         (444)          (96)         (207)          (97)         (110)
 Minority interests                                   (312)         (169)         (143)          (90)          163          (253)
                                                  --------      --------      --------      --------      --------      --------
Income from continuing operations                    3,745         3,486           259         1,216         1,216            --
Discontinued operations:
 Operations                                            607           738          (131)          159           210           (51)
 Gain on sale                                       12,754            --        12,754        12,754                      12,754
 Minority interest in discontinued operations       (3,340)         (184)       (3,156)       (3,228)          (52)       (3,176)
                                                  --------      --------      --------      --------      --------      --------
Income from discontinued operations                 10,021           554         9,467         9,685           158         9,527
                                                  --------      --------      --------      --------      --------      --------

Net Income                                        $ 13,766      $  4,040      $  9,726      $ 10,901      $  1,374      $  9,527
                                                  --------      --------      --------      --------      --------      --------

Depreciation included in
 real estate operations                           $  2,702      $  1,866      $    836      $  1,122      $    623      $    499
                                                  --------      --------      --------      --------      --------      --------


Basic earnings per share:
 Continuing operations                            $   0.59      $   0.56      $   0.03      $   0.19      $   0.19      $  (0.00)
 Discontinued operations                              1.57          0.09          1.49          1.51          0.03          1.48
                                                  --------      --------      --------      --------      --------      --------

Net income                                        $   2.16      $   0.65      $   1.52      $   1.70      $   0.22      $   1.48
                                                  --------      --------      --------      --------      --------      --------


Diluted earnings per share:
 Continuing operations                            $   0.56      $   0.53      $   0.03      $   0.18      $   0.18      $     --
 Discontinued operations                              1.51          0.08          1.43          1.44          0.02          1.42
                                                  --------      --------      --------      --------      --------      --------

Net income                                        $   2.07      $   0.61      $   1.46      $   1.62      $   0.20      $   1.42
                                                  --------      --------      --------      --------      --------      --------


Weighted average shares outstanding
 Basic                                               6,367         6,258                       6,423         6,276
 Diluted                                             6,633         6,566                       6,748         6,580


REAL ESTATE PROPERTIES
RETAIL SEGMENT - FREIT's retail properties for continuing operations consist of seven properties totaling approximately 1,050,000 sq. ft.

As indicated in the above table, net income (net income before financing charges) from our retail segment is up $1,042,000 (17.2%) and $347,000 (16.7%) for the Current Nine Months and Current Quarter respectively. Net income for the Current Nine Months includes a one-time item of $308,000 representing the gain from a lease termination payment made by a former tenant. Average occupancy at FREIT's retail properties for the nine months ended July 31, 2004 was 91.8% and for the quarter ended July 31, 2004 average occupancy increased to 94.3%.

RESIDENTIAL SEGMENT - FREIT operates nine (9) multi-family apartment communities totaling 986 apartment units.

On April 16, 2004 S And A closed on the purchase of The Pierre apartments. The Pierre is a 269-unit high-rise apartment building located in Hackensack, N.J. The purchase price for The Pierre was approximately $44 million. This amount, together with estimated transaction costs of approximately $2 million, resulted in total acquisition costs of approximately $46.0 million. The acquisition costs were financed in part by a mortgage loan in the approximate amount of $29.6 million and the balance of approximately $16.4 million in cash. FREIT provided 75% of the cash required with the balance, of approximately $4.2 million provided by the 25% minority owners of S And A. Cash proceeds received from the sale of OTC (see above) were used to repay these advances.

Net income (before financing costs) increased by $394,000 (11%) and $362,000 (28%) for the Current Nine Months and Current Quarter respectively. This increase is largely due to the operations at The Pierre, whose operations were included for the full third quarter. Average occupancy at FREIT's residential properties for the nine months ended July 31, 2004 was 94.5% and for the quarter ended July 31, 2004 average occupancy increased slightly to 95%.

LIQUIDITY: Our financial condition remains strong with cash and cash equivalents totaling $19,357,000. Net cash provided by operating activities was $8.7 million for the Current Nine Months compared to $3.7 million for the Prior Year's Nine Months.

DIVIDENDS: The third quarter dividend of $.20 per share is payable on September 14, 2004 to shareholders of record on September 1, 2004. This raised total dividends this fiscal year to $.60 per share compared to $.53 per share last fiscal year.

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FINANCIAL SUMMARY
(Thousands, except per share amounts)
                                               7/31/04     7/31/03 *
                                               -------     ---------

Net investment in real estate                  $160,659     $130,103
Cash and cash equivalents                      $ 19,357     $  8,493
Total assets                                   $190,679     $148,996

Mortgage debt                                  $148,708     $120,185
Shareholder's equity                           $ 33,000     $ 23,030
Shares outstanding                             $  6,423     $  6,311

Book value per share                           $   5.14     $   3.65
EPS (Continuing operations / diluted)          $   0.56     $   0.53

Dividends declared                             $   0.60     $   0.53

   *    Restated to reflect consolidation of Westwood Hills, LLC
        and Wayne Preakness, LLC, both 40% owned subsidiaries of
        FREIT.
--------------------------------------------------------------------

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods, or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust's filings with the SEC including the Trust's most recent filed report on Forms 10-K and 10-Q.
                                     ######
   For additional information contact Shareholder Relations at(201) 488-6400.
                     505 Main Street, Hackensack, NJ, 07601